                                                                  Exhibit 12

           American General Finance Corporation and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges



                                        Years Ended December 31,
                         2004        2003         2002        2001     2000
                                         (dollars in thousands)
Earnings:
  Income before
    provision for
    income taxes       $  680,951  $  571,587  $  496,270  $  394,217  $  408,803
  Interest expense        626,401     538,858     553,877     620,487     677,372
  Implicit interest
    in rents               18,306      18,382      17,690      16,863      16,310

Total earnings         $1,325,658  $1,128,827  $1,067,837  $1,031,567  $1,102,485


Fixed Charges:
  Interest expense     $  626,401  $  538,858  $  553,877  $  620,487  $  677,372
  Implicit interest
    in rents               18,306      18,382      17,690      16,863      16,310

Total fixed charges    $  644,707  $  557,240  $  571,567  $  637,350  $  693,682


Ratio of earnings to
  fixed charges              2.06        2.03        1.87        1.62        1.59